Exhibit 99.1

NEWS RELEASE

Gray Reports Record Operating Results

Atlanta, Georgia – August 4, 2016. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announces record-setting results of operations for the period ended June 30, 2016, including record revenue, record net income, and record Broadcast Cash Flow. Moreover, adjusting for the impact of acquisitions, the results reported today confirm that Gray continues to post organic revenue growth while maintaining solid expense controls.

Financial Highlights

As-Reported Basis

Our total revenue for the three months ended June 30, 2016 (the “second quarter of 2016”) was $196.6 million, which was the highest for any quarter in our history. Moreover, total revenue increased $53.2 million, or 37%, for the second quarter of 2016 when compared to the three months ended June 30, 2015 (the “second quarter of 2015”). Our net income was $17.7 million for the second quarter of 2016, which was the highest for any second quarter in our history and a 46% increase from the second quarter of 2015. Our Broadcast Cash Flow was $79.3 million for the second quarter of 2016, which was also the highest for any second quarter in our history and a 38% increase from the second quarter of 2015. We earned $9.6 million in political advertising revenue during the second quarter of 2016, consistent with our previous guidance. Our record-setting performance in the second quarter of 2016 resulted in basic net income per share of $0.25.

Combined Historical Basis

The results reported today also reflect organic revenue growth at Gray. On a Combined Historical Basis, as defined herein, total revenue increased 8%, net income increased 6% and Broadcast Cash Flow increased 4% in the second quarter of 2016 compared to the second quarter of 2015. In addition, on a Combined Historical Basis, our broadcast operating expenses, excluding network compensation fees, were virtually unchanged in the second quarter of 2016, when compared to the second quarter of 2015. Significantly, the expected increases in network compensation fees were offset by increases in gross retransmission revenue. Also noteworthy is that in the first six-months of 2016, when compared to the first six months of 2015 on a Combined Historical Basis, our national sales commission expenses decreased over $2.0 million as a result of our termination of substantially all of our national sales representation agreements at the beginning of 2016. We have reduced our national sales commission expenses while building a positive and direct relationship with our national sales customers.

Other Highlights

The financial results demonstrate the success of our recent acquisitions, organic revenue growth and prudent operational cost controls across our entire portfolio of television stations. In addition, we achieved additional milestones during the second quarter of 2016 as we continue to execute prudent and opportunistic transactions.

●

On June 14, 2016, we completed the private placement of $500.0 million of 5.875% senior notes due 2026 (the “2026 Notes”), at par. The 2026 Notes represented the lowest cost, as well as the longest tenor, of any bond issuance in Gray’s history. Concurrent with the issuance of these bonds, both S&P and Moody’s raised their ratings on Gray’s credit facilities.

●

On June 3, 2016, we announced that we agreed to acquire, for $270.0 million in cash, television stations WBAY-TV (ABC) in the Green Bay, Wisconsin television market and KWQC-TV (NBC) in the Davenport, Iowa television market as part of the divestiture of stations resulting from the pending merger of Nexstar Broadcasting Group, Inc. (“Nexstar”) and Media General, Inc. We anticipate that this transaction will be completed late in 2016.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

●

On June 1, 2016, we made an initial payment of $16.5 million and acquired the non-license assets of television stations WDTV-TV (CBS) and WVFX-TV (FOX/CW), a legal duopoly in the Clarksburg-Weston, West Virginia television market (the “Clarksburg Acquisition”). Also, on June 1, 2016 we began to operate the stations, subject to the control of the stations’ current licensees, under a local programming and marketing agreement (or “LMA”). We anticipate that this acquisition will be completed late in 2016.

●	On April 14, 2016, we made a $3.0 million strategic equity investment in Syncbak, a technology company that replicates over-the-air broadcasts for delivery over-the-top of the Internet.

●	On June 27, 2016, we closed the previously announced acquisition of KYES-TV (MY, Ant.) in the Anchorage, Alaska television market (the “KYES-TV Acquisition”), for $0.5 million.

In connection with our various acquisition transactions, we incurred professional fees of approximately $0.5 million and $7.2 million in the second quarter of 2016 and the six-months ended June 30, 2016, respectively; and $0.3 million and $0.7 million in the second quarter of 2015 and the six-months ended June 30, 2015, respectively. These expenses are included in our corporate and administrative operating expenses.

As of June 30, 2016, our Total Leverage Ratio, Net of All Cash, as defined herein, was 5.25 times on a trailing eight-quarter basis, netting all $176.3 million of cash on our balance sheet against our debt balance. We maintain our previously issued guidance regarding our 2016 year-end net leverage ratio.

Effects of Acquisitions and Divestitures on Our Results of Operations

From October 31, 2013 through June 30, 2016, we completed 19 acquisition transactions and three divestiture transactions. These transactions added a net total of 43 television stations in 25 television markets to our operations, including 20 new television markets. During February 2016, we completed the acquisition of several television and radio stations from Schurz Communications, Inc. (“Schurz”); divested the assets of the Schurz radio stations; exchanged KAKE-TV for WBXX-TV and cash; and exchanged WSBT-TV for WLUC-TV (collectively the “Schurz Acquisition and Related Transactions”). During June 2016, we entered into the Clarksburg Acquisition and completed the KYES-TV Acquisition. The transactions completed during the six-months ended June 30, 2016 added the following 13 television stations to our operations:

Station	Primary Network Affiliation	Market
WBXX-TV	CW	Knoxville, TN
KWCH-TV (1)	CBS	Wichita-Hutchinson, KS
WDBJ-TV	CBS	Roanoke, VA
KYTV-DT, KCZ, KSPR-TV(2)	NBC, CW, ABC	Springfield, MO
WAGT-TV	NBC	Augusta, GA
KTUU-TV, KYES-TV	NBC, MY	Anchorage, AK
WDTV-TV(3), WVFX-TV (3)	CBS, FOX	Clarksburg-Weston, WV
KOTA-TV (4)	ABC	Rapid City, SD
WLUC-TV	NBC/FOX	Marquette, MI

(1)	The acquired station includes three satellite stations re-broadcasting the programming associated with the primary (CBS) network affiliation.
(2)	Gray provides certain non-sales, back-office services to KSPR-TV. KSPR is owned by Schurz.
(3)

On June 1, 2016, we acquired the non-license assets of the television station and entered into an LMA, under which we operate the station, subject to the control of the licensees. Our ultimate acquisition of the station’s Federal Communications Commission license and license related assets is pending regulatory and other approvals.

(4)

We have acquired the indicated program stream in this market and are broadcasting this program stream on our previously existing station in this market, which has changed its call letters to KOTA-TV (ABC), as well as two satellite stations that we also acquired in the Schurz Acquisition and Related Transactions.

We refer to the stations acquired and retained and to those we operate under an LMA entered into in 2016 as the “2016 Acquired Stations.” During 2015, we completed six acquisitions, which collectively added seven television stations in six markets (four new markets) to our operations at various times during that year, and we refer to the stations acquired in those acquisitions as the “2015 Acquired Stations.” During 2014, we completed seven acquisitions, which collectively added 22 television stations in 12 markets (10 new markets) to our operations at various times during that year, and we refer to the stations acquired in those acquisitions as the “2014 Acquired Stations.” Unless the context of the following discussions requires otherwise, we refer to the 2016 Acquired Stations, the 2015 Acquired Stations and the 2014 Acquired Stations, collectively, as the “Acquired Stations.”

Due to the significant effect that our acquisitions and divestitures have had on our results of operations, and in order to provide more meaningful period over period comparisons, we also present herein certain financial information on a “Combined Historical Basis.” Unless otherwise defined, Combined Historical Basis reflects financial results that have been compiled by adding Gray’s historical revenue and broadcast expenses to the historical revenue and broadcast expenses of the Acquired Stations and removing the historical revenues and historical broadcast expenses of divested stations as if they had been acquired or divested, respectively, on January 1, 2014 (the beginning of the earliest period presented). In addition, our Combined Historical Basis non-GAAP terms “Broadcast Cash Flow,” “Broadcast Cash Flow Less Cash Corporate Expenses,” “Operating Cash Flow as Defined in our Senior Credit Agreement” and “Free Cash Flow” give effect to the financings related to the acquisition of the Acquired Stations, as if these financings occurred on January 1, 2014, and certain anticipated net expense savings resulting from the completed acquisitions. Free Cash Flow presented on a Combined Historical Basis also includes adjustments to the purchase of property and equipment and income taxes paid, net of refunds as if the acquisition of the Acquired Stations occurred on January 1, 2014. Combined Historical Basis financial information for acquisitions does not reflect all purchase accounting and other adjustments required for Regulation S-X pro forma financial statements.

Selected Operating Data on As-Reported Basis

	Three-Months Ended June 30,
			% Change		% Change
			2016 to		2016 to
	2016	2015	2015	2014	2014
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$196,633	$143,464	37%	$107,249	83%
Political	$9,649	$2,197	339%	$8,616	12%

Operating expenses (1):
Broadcast	$117,335	$86,445	36%	$66,002	78%
Corporate and administrative	$8,524	$6,444	32%	$9,848	(13)%

Net income	$17,662	$12,110	46%	$1,591	1010%

Non-GAAP cash flow (2):
Broadcast Cash Flow	$79,267	$57,244	38%	$40,530	96%
Broadcast Cash Flow Less Cash Corporate Expenses	$71,713	$51,591	39%	$31,408	128%
Free Cash Flow (3)	$25,928	$27,388	(5)%	$8,881	192%

	Six-Months Ended June 30,
			% Change		% Change
			2016 to		2016 to
	2016	2015	2015	2014	2014
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$370,356	$276,767	34%	$198,546	87%
Political	$19,304	$3,356	475%	$11,408	69%

Operating expenses (1):
Broadcast	$225,903	$173,292	30%	$126,386	79%
Corporate and administrative	$24,202	$13,291	82%	$16,347	48%

Net income	$26,652	$17,705	51%	$2,868	829%

Non-GAAP cash flow (2):
Broadcast Cash Flow	$145,164	$103,968	40%	$71,149	104%
Broadcast Cash Flow Less Cash Corporate Expenses	$122,900	$92,218	33%	$56,881	116%
Free Cash Flow (3)	$50,144	$49,379	2%	$16,334	207%

(1)	Excludes depreciation, amortization, and loss on disposal of assets.
(2)	See definition of non-GAAP terms and reconciliation of the non-GAAP amounts to net income included elsewhere herein.
(3)

2016 periods reflect increase in cash tax payments due to anticipated use of remaining net operating loss carry-forwards in 2016. See further discussion of cash tax payments on pages 8, 11 and 15 herein.

Selected Operating Data on Combined Historical Basis

	Three-Months Ended June 30,
			% Change		% Change
			2016 to		2016 to
	2016	2015	2015	2014	2014
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$198,031	$182,874	8%	$172,384	15%
Political	$10,064	$2,572	291%	$14,688	(31)%

Operating expenses (1):
Broadcast	$118,203	$112,591	5%	$103,687	14%
Corporate and administrative	$8,524	$6,444	32%	$9,848	(13)%

Net income	$18,108	$17,065	6%	$18,003	1%

Non-GAAP cash flow (2):
Broadcast Cash Flow	$80,046	$77,031	4%	$76,018	5%
Broadcast Cash Flow Less Cash Corporate Expenses	$72,490	$71,378	2%	$66,896	8%
Operating Cash Flow as defined in the Senior Credit Facility	$71,927	$71,734	0%	$71,855	0%
Free Cash Flow (3)	$28,280	$41,340	(32)%	$40,904	(31)%

	Six-Months Ended June 30,
			% Change		% Change
			2016 to		2016 to
	2016	2015	2015	2014	2014
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$387,097	$351,972	10%	$325,612	19%
Political	$19,971	$3,810	424%	$19,570	2%

Operating expenses (1):
Broadcast	$240,416	$225,101	7%	$203,891	18%
Corporate and administrative	$24,202	$13,291	82%	$16,347	48%

Net income	$24,922	$24,159	3%	$29,030	(14)%

Non-GAAP cash flow (2):
Broadcast Cash Flow	$150,140	$140,367	7%	$133,871	12%
Broadcast Cash Flow Less Cash Corporate Expenses	$127,876	$128,617	(1)%	$119,603	7%
Operating Cash Flow as defined in the Senior Credit Facility	$133,568	$131,374	2%	$125,173	7%
Free Cash Flow (3)	$60,006	$70,746	(15)%	$61,488	(2)%

(1)	Excludes depreciation, amortization, and loss on disposal of assets.
(2)	See definition of non-GAAP terms and reconciliation of the non-GAAP amounts to net income included elsewhere herein.
(3)

2016 periods reflect increase in cash tax payments due to anticipated use of remaining net operating loss carry-forwards in 2016. See further discussion of cash tax payments on pages 8, 11 and 15 herein.

Reclassification of Revenue

Through 2015, we reported our local television advertising revenues and our internet/digital/mobile advertising revenues separately. Beginning in 2016, we report a single line item identified as “Local (including internet/digital/mobile)” that combines both our local television advertising revenues and our internet/digital/mobile advertising revenues. Because this revenue originates within each local market in which we operate and is sold by each local sales force, we believe this classification is more consistent and more representative of our operating focus, to maximize all aspects of local revenue. All prior periods presented herein have been reclassified to reflect our current presentation.

Results of Operations for the Second Quarter of 2016

Revenue (less agency commissions) on As-Reported Basis

The table below presents our revenue (less agency commissions), or revenue, by type for the second quarter of 2016 and 2015 (dollars in thousands):

	Three Months Ended June 30,
	2016		2015
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$104,727	53.3%	$83,091	57.9%
National	26,070	13.3%	18,949	13.2%
Political	9,649	4.9%	2,197	1.5%
Retransmission consent	50,549	25.7%	36,909	25.7%
Other	5,638	2.8%	2,318	1.7%
Total	$196,633	100.0%	$143,464	100.0%

Total revenue increased $53.2 million, or 37%, to $196.6 million for the second quarter of 2016 compared to the second quarter of 2015. Total revenue from the 2016 Acquired Stations and 2015 Acquired Stations, collectively, accounted for approximately $46.8 million of our total revenue, or 88% of the increase from the second quarter of 2015, with the remaining revenue increases resulting from our stations owned since the start of 2015. The 2015 Acquired Stations did not contribute any revenue during the second quarter of 2015 because all of the 2015 Acquired Stations were acquired after June 30, 2015.

In addition to the total revenue contributed by the 2016 Acquired Stations and the 2015 Acquired Stations, our total revenue increased in the second quarter of 2016, as compared to the second quarter of 2015, primarily due to increases in retransmission revenue, due primarily to increased retransmission consent rates; and increases in political advertising revenue, due to 2016 being the “on-year” of the two-year election cycle.

The principal types of revenue for the second quarter of 2016, compared to the second quarter of 2015, were as follows:

●	Local advertising revenue (including internet/digital/mobile) increased $21.6 million, or 26%, to $104.7 million;

●	National advertising revenue increased $7.1 million, or 38%, to $26.1 million;

●	Political advertising revenue increased $7.5 million, or 339%, to $9.6 million;

●	Retransmission consent revenue increased $13.6 million, or 37%, to $50.5 million; and

●	Other revenue increased $3.3 million, or 143%, to $5.6 million.

Within our local and national advertising revenue types, and excluding revenue attributable to the 2016 Acquired Stations and 2015 Acquired Stations, our five largest customer categories experienced the following approximate changes during the second quarter of 2016 compared to the second quarter of 2015:

●	Automotive increased 5%;

●	Medical decreased 4%;

●	Restaurant decreased 4%;

●	Furniture and appliances increased 4%; and

●	Communications decreased 15%.

Revenue on Combined Historical Basis

On a Combined Historical Basis, total revenue increased $15.2 million, or 8%, to $198.0 million in the second quarter of 2016 as compared to the second quarter of 2015. On a Combined Historical Basis, the principal types of revenue for the second quarter of 2016, compared to the second quarter of 2015, were approximately as follows:

•	Local advertising revenue (including internet/digital/mobile) was unchanged at $105.3 million;

•	National advertising revenue decreased $0.8 million, or 3%, to $26.2 million;

•	Political advertising revenue increased $7.5 million, or 288%, to $10.1 million;

•	Retransmission consent revenue increased $8.1 million, or 19%, to $50.8 million; and

•	Other revenue increased $0.5 million, or 9%, to $5.6 million.

Within our local and national advertising revenue types, and including revenue from the 2016 Acquired Stations and 2015 Acquired Stations, our five largest customer categories experienced the following approximate changes during the second quarter of 2016, compared to the second quarter of 2015:

●	Automotive increased 5%;

●	Medical decreased 3%;

●	Restaurant decreased 1%;

●	Furniture and appliances increased 6%; and

●	Communications decreased 12%.

Broadcast Operating Expenses on As-Reported Basis

Broadcast operating expenses (before depreciation, amortization and loss on disposal of assets) increased $30.9 million, or 36%, to $117.3 million for the second quarter of 2016 compared to the second quarter of 2015. The 2016 Acquired Stations and 2015 Acquired Stations, collectively, accounted for approximately $28.0 million of our broadcast operating expenses, or 91% of the increase from the second quarter of 2015. The 2015 Acquired Stations had no effect on our broadcast operating expenses for the second quarter of 2015 because all of the 2015 Acquired Stations were acquired after June 30, 2015.

•

Non-compensation expense increased $15.2 million in the second quarter of 2016. Non-compensation expenses associated with the 2016 Acquired Stations and 2015 Acquired Stations totaled $12.4 million in the second quarter of 2016. Other network program fees increased $2.7 million reflecting increased fees payable to networks under our affiliation agreements. National sales commissions decreased $0.8 million in the second quarter of 2016 primarily as a result of the termination of substantially all of our national sales representation agreements at the beginning of 2016.

•

Compensation expense increased $15.7 million in the second quarter of 2016 as a result of compensation expenses attributable to the 2016 Acquired Stations and 2015 Acquired Stations. Non-cash share based compensation expenses were $0.3 million in the second quarter of 2016 compared to $0.2 million in the second quarter of 2015.

Broadcast Operating Expenses on Combined Historical Basis

On a Combined Historical Basis, broadcast operating expenses (before depreciation, amortization and loss on disposal of assets) increased $5.6 million, or 5%, to $118.2 million in the second quarter of 2016 as compared to the second quarter of 2015. The increase reflects, in part, the following:

•	Non-compensation expense increased primarily as a result of network program fees that increased $5.4 million consistent with the growth of retransmission consent revenue.

•

Non-compensation expense increases were offset, in-part, by a $1.2 million decrease in national sales commissions in the second quarter of 2016 resulting from our termination of substantially all of our national sales representation agreements in the first quarter of 2016.

•

Compensation expense increased by approximately $1.5 million in the second quarter of 2016 compared to the second quarter of 2015. Non-cash share based compensation expenses were $0.3 million in the second quarter of 2016 compared to $0.2 million in the second quarter of 2015.

Corporate and Administrative Operating Expenses on As-Reported Basis

Corporate and administrative expenses (before depreciation, amortization and loss on disposal of assets) increased $2.1 million, or 32%, to $8.5 million in the second quarter of 2016 as compared to the second quarter of 2015. The increase reflects, in part, the following:

•

Non-compensation expense increased $1.6 million in the second quarter of 2016 primarily due to $2.3 million of professional fees related, in-part, to the acquisition of the 2016 Acquired Stations, compared to $1.2 million of professional fees incurred in the second quarter of 2015 related, in-part, to the acquisition of the 2015 Acquired Stations.

•

Compensation expense increased $0.5 million primarily due to increases in incentive compensation and travel costs which were offset, in part, by reductions in relocation expenses. Non-cash share based compensation expenses were $1.0 million in the second quarter of 2016 compared to $0.8 million in the second quarter of 2015.

Cash Tax Payments

As previously disclosed, Gray anticipates fully utilizing its remaining federal net operating loss carryforwards (“NOLs”) by December 31, 2016. During the three months ended June 30, 2016, the Company made aggregate federal and state estimated tax payments totaling $13.9 million compared to $1.0 million for the three months ended June 30, 2015. Based on our current forecasts, we anticipate that our aggregate federal and state tax payments for the entire year of 2016 will range between $16.0 million and $21.0 million.

Results of Operations for the Six-Month Period Ended June 30, 2016

Revenue (less agency commissions) on As-Reported Basis

The table below presents our revenue (less agency commissions), or revenue, by type for the six-month periods ended June 30, 2016 and 2015 (dollars in thousands):

	Six Months Ended June 30,
	2016		2015
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$194,081	52.4%	$157,956	57.1%
National	48,149	13.0%	36,716	13.3%
Political	19,304	5.2%	3,356	1.2%
Retransmission consent	97,818	26.4%	73,160	26.4%
Other	11,004	3.0%	5,579	2.0%
Total	$370,356	100.0%	$276,767	100.0%

Total revenue increased $93.6 million, or 34%, to $370.4 million for the six-months ended June 30, 2016 compared to the six-months ended June 30, 2015. Revenue from the 2016 Acquired Stations and 2015 Acquired Stations, collectively, accounted for approximately $77.5 million of our total revenue, or 83% of the increase from the six-months ended June 30, 2015. The 2015 Acquired Stations did not contribute any revenue during the six-months ended June 30, 2015 because all of the 2015 Acquired Stations were acquired after June 30, 2015.

In addition to the total revenue contributed by the 2016 Acquired Stations and the 2015 Acquired Stations, our total revenue increased in the six-months ended June 30, 2016, as compared to the six-months ended June 30, 2015, primarily due to increases in retransmission revenue, due primarily to increased retransmission consent rates; and increases in political advertising revenue, due to 2016 being the “on-year” of the two-year election cycle. Local and national advertising revenue also included approximately $2.1 million of revenue from the broadcast of the 2016 Super Bowl on our CBS channels, an increase of approximately $0.6 million compared to the $1.5 million of revenue from the broadcast of the 2015 Super Bowl on our NBC channels.

The principal types of revenue for the six-months ended June 30, 2016 compared to the six-months ended June 30, 2015 were as follows:

●	Local advertising revenue increased $36.1 million, or 23%, to $194.1 million;

●	National advertising revenue increased $11.4 million, or 31%, to $48.1 million;

●	Political advertising revenue increased $15.9 million, or 475%, to $19.3 million;

●	Retransmission consent revenue increased $24.7 million, or 34%, to $97.8 million; and

●	Other revenue increased $5.4 million, or 97%, to $11.0 million.

Within our local and national advertising revenue categories, and excluding the 2016 Acquired Stations and 2015 Acquired Stations, our five largest customer categories experienced the following approximate changes during the six-months ended June 30, 2016 compared to the six-months ended June 30, 2015:

●	Automotive increased 3%;

●	Medical was unchanged;

●	Restaurant decreased 1%;

●	Furniture and appliances increased 4%; and

●	Communications decreased 13%.

Revenue on Combined Historical Basis

On a Combined Historical Basis, total revenue increased $35.1 million, or 10%, to $387.1 million in the six-months ended June 30, 2016 as compared to the six-months ended June 30, 2015. The Combined Historical Basis components of revenue for the six-months ended June 30, 2016 compared to the six-months ended June 30, 2015 were approximately as follows:

•	Local advertising revenue increased $2.9 million, or 1%, to $203.2 million;

•	National advertising revenue decreased $1.6 million, or 3%, to $50.5 million;

•	Political advertising revenue increased $16.1 million, or 420%, to $20.0 million;

•	Retransmission consent revenue increased $17.0 million, or 20%, to $101.5 million; and

•	Other revenue increased $0.8 million, or 7%, to $11.9 million.

Within our local and national advertising revenue categories, and including revenue attributable to the 2016 Acquired Stations and 2015 Acquired Stations, our five largest customer categories experienced the following approximate changes in revenue during the six-months ended June 30, 2016 compared to the six-months ended June 30, 2015:

●	Automotive increased 3%;

●	Medical was unchanged;

●	Restaurant increased 2%;

●	Furniture and appliances increased 8%; and

●	Communications decreased 9%.

Broadcast Operating Expenses on As-Reported Basis

Broadcast operating expenses (before depreciation, amortization and loss (gain) on disposal of assets) increased $52.6 million, or 30%, to $225.9 million for the six-months ended June 30, 2016 compared to the six-months ended June 30, 2015. The 2016 Acquired Stations and 2015 Acquired Stations, collectively, accounted for approximately $46.3 million of our total broadcast operating expenses, or 88% of the increase from the six-months ended June 30, 2015. The 2015 Acquired Stations had no effect on our broadcast operating expenses for the six-months ended June 30, 2015 as the 2015 Acquired Stations were acquired after June 30, 2015.

•

Non-compensation expense increased $26.3 million for the six-months ended June 30, 2016. Non-compensation expenses associated with the 2016 Acquired Stations and 2015 Acquired Stations totaled $20.5 million in the six-months ended June 30, 2016. Other network program fees increased $5.7 million, reflecting increased fees payable to networks under our affiliation agreements. National sales commissions decreased $1.8 million in the six-months ended June 30, 2016, primarily as a result of the termination of substantially all of our national sales representation agreements at the beginning of 2016.

•

Compensation expense increased $26.3 million in the six-months ended June 30, 2016, primarily as a result of $25.8 million compensation expenses attributable to the 2016 Acquired Stations and 2015 Acquired Stations. Non-cash share based compensation expenses were $0.6 million in the six-months ended June 30, 2016 compared to $0.5 million in the six-months ended June 30, 2015.

Broadcast Operating Expenses on Combined Historical Basis

On a Combined Historical Basis, broadcast operating expenses (before depreciation, amortization and loss (gain) on disposal of assets) increased $15.3 million, or 7%, to $240.4 million in the six-months ended June 30, 2016 compared to the six-months ended June 30, 2015. The increase reflects, in part, the following:

•	Non-compensation expense increased primarily as a result of network program fees that increased $10.9 million consistent with the growth of the related retransmission consent revenue.

•

Non-compensation expense increases were offset, in-part, by decreases in national sales commissions of $2.2 million in the six-months ended June 30, 2016, resulting from our termination of substantially all of our national sales representation agreements in the first quarter of 2016.

•

Compensation expense increased $5.3 million in the six-months ended June 30, 2016. Non-cash share based compensation expenses were $0.6 million in the six-months ended June 30, 2016 compared to $0.5 million in the six-months ended June 30, 2015.

Corporate and Administrative Operating Expenses on As-Reported Basis

Corporate and administrative expenses (before depreciation, amortization and loss (gain) on disposal of assets) increased $10.9 million, or 82%, to $24.2 million in the six-months ended June 30, 2016 compared to the six-months ended June 30, 2015. The increase reflects, in part, the following:

•

Non-compensation expense increased $10.1 million in the six-months ended June 30, 2016 due to $11.6 million of professional fees, primarily related to the acquisition of the 2016 Acquired Stations compared to $2.3 million of professional fees incurred in the six-months ended June 30, 2015, primarily related to the acquisition of the 2015 Acquired Stations.

•

Compensation expense increased $0.8 million primarily due to increases in incentive compensation costs which were offset, in-part, by reductions in relocation expenses. Non-cash share based compensation expenses were $1.9 million in the six-months ended June 30, 2016 compared to $1.5 million in the six-months ended June 30, 2015.

Cash Tax Payments

As previously disclosed, Gray anticipates fully utilizing its remaining NOLs by December 31, 2016. During the six months ended June 30, 2016, the Company made aggregate federal and state estimated tax payments totaling $14.0 million compared to $1.2 million for the six months ended June 30, 2015. Based on our current forecasts, we anticipate that our aggregate federal and state tax payments for the entire year of 2016 will range between $16.0 million and $21.0 million.

Detailed table of Operating Results

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Revenue (less agency commissions)	$196,633	$143,464	$370,356	$276,767
Operating expenses before depreciation, amortization and loss (gain) on disposal of assets, net:
Broadcast	117,335	86,445	225,903	173,292
Corporate and administrative	8,524	6,444	24,202	13,291
Depreciation	11,617	8,754	22,743	17,552
Amortization of intangible assets	4,242	2,731	8,130	5,502
Loss (gain) on disposals of assets, net	1,228	332	(420)	314
Operating expenses	142,946	104,706	280,558	209,951
Operating income	53,687	38,758	89,798	66,816
Other income (expense):
Miscellaneous income, net	141	67	710	74
Interest expense	(24,269)	(18,587)	(45,544)	(37,117)
Income before income tax expense	29,559	20,238	44,964	29,773
Income tax expense	11,897	8,128	18,312	12,068
Net income	$17,662	$12,110	$26,652	$17,705

Basic per share information:
Net income	$0.25	$0.17	$0.37	$0.27
Weighted-average shares outstanding	71,878	71,637	71,835	64,968

Diluted per share information:
Net income	$0.24	$0.17	$0.37	$0.27
Weighted-average shares outstanding	72,748	72,270	72,665	65,529

Political advertising revenue (less agency commissions)	$9,649	$2,197	$19,304	$3,356

Other Financial Data

	June 30, 2016	December 31, 2015
	(in thousands)

Cash	$176,345	$97,318
Long-term debt	$1,705,361	$1,220,084
Borrowing availability under our revolving credit facility	$60,000	$50,000

	Six Months Ended June 30,
	2016	2015
	(in thousands)

Net cash provided by operating activities	$44,023	$32,470
Net cash used in investing activities	(448,437)	(8,438)
Net cash provided by financing activities	483,441	167,382
Net increase in cash	$79,027	$191,414

Guidance for the Three-Months Ending September 30, 2016 (the “third quarter of 2016”)

Based on our current forecasts for the third quarter of 2016, we anticipate the changes from the three-months ended September 30, 2015 (the “third quarter of 2015”) as outlined below. Our estimates for the third quarter of 2016 include approximately $49.0 million of revenue and $29.8 million of broadcast operating expense estimated to be contributed by the 2016 Acquired Stations and 2015 Acquired Stations. The 2015 Acquired Stations accounted for $8.3 million of revenue and $4.6 million of broadcast operating expense, which were included in our as-reported third quarter of 2015 results of operations.

	Three Months Ending September 30,
	Low End	% Change From	High End	% Change From
	Guidance for	As-Reported	Guidance for	As-Reported	As-Reported
	the Third	Third	the Third	Third	Third
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2016	2015	2016	2015	2015
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$223,000	48%	$231,000	53%	$151,102

OPERATING EXPENSES (before depreciation, amortization and loss on disposals of assets):
Broadcast	$123,000	24%	$125,000	26%	$98,921
Corporate and administrative	$7,000	(30)%	$8,000	(20)%	$10,022

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$40,000	771%	$46,000	901%	$4,594

Comments on Third Quarter of 2016 Guidance

Revenue on As-Reported Basis

Based on our current forecasts for the third quarter of 2016, we anticipate the following changes from the third quarter of 2015, as outlined below:

●	We believe our third quarter of 2016 local advertising revenue (including internet/digital/mobile) will increase within a range of approximately 23% to 25%.

●	We expect our third quarter of 2016 national advertising revenue will increase within a range of approximately 24% to 29%.

●

We believe our third quarter of 2016 political advertising revenue will be within a range of approximately $40.0 million to $46.0 million. Our political advertising revenue was approximately $4.6 million in the third quarter of 2015; approximately $22.0 million in the third quarter of 2014; and approximately $24.5 million in the third quarter of 2012.

●	We believe our third quarter of 2016 retransmission consent revenue will be within a range of approximately $50.0 million to $50.5 million.

●

The 2016 Olympic broadcasts are anticipated to generate at least $7.3 million of advertising revenue for the Company. This amount is included in our overall guidance for local advertising revenue (including internet/digital/mobile) and national advertising revenue.

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets, net) on As-Reported Basis

For the third quarter of 2016, we anticipate our broadcast operating expenses will increase from the third quarter of 2015, reflecting the $25.2 million incremental impact of the 2016 Acquired Stations and the 2015 Acquired Stations as well as anticipated increases in payroll and related employee benefits. We anticipate that our broadcast operating expenses will also reflect an increase in network fees of approximately $6.9 million (to total approximately $24.9 million for the third quarter of 2016).

Corporate and Administrative Operating Expenses (before depreciation, amortization and gain on disposal of assets) on As-Reported Basis

For the third quarter of 2016, we anticipate our corporate and administrative operating expense will decrease to within a range of approximately $7.0 million to $8.0 million, primarily attributable to decreases in professional services fees related to acquisitions offset, in-part, by routine increases in compensation and professional service fees.

Third Quarter of 2016 on Combined Historical Basis

Based on our current forecasts for the third quarter of 2016, we anticipate the following changes from the Combined Historical Basis results for the third quarter of 2015 as outlined below. For the purposes hereof, our Combined Historical Basis for the third quarter of 2015 have been adjusted to give effect to both the 2016 Acquired Stations and 2015 Acquired Stations.

Revenue on Combined Historical Basis

●	We believe our third quarter of 2016 total revenue will be within a range of approximately $223.0 million to $231.0 million (or increase approximately +22% to +26%).

●

We believe our third quarter of 2016 local advertising revenue (including internet/digital/mobile) will be within a range of approximately $103.0 million to $105.0 million (or increase approximately +2% to +4%).

●	We believe our third quarter of 2016 national advertising revenue will be within a range of approximately $26.0 million to $27.0 million (or change approximately -5% to -1%).

●

We believe our third quarter of 2016 political advertising revenue will be within a range of approximately $40.0 million to $46.0 million. Our political advertising revenue was approximately $5.1 million in the third quarter of 2015; approximately $33.7 million in the third quarter of 2014; and approximately $42.3 million in the third quarter of 2012.

●	We believe our third quarter of 2016 retransmission consent revenue will be within a range of approximately $50.0 million to $50.5 million (or increase approximately +13% to +14%).

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on Combined Historical Basis

Our total broadcast operating expenses for the third quarter of 2016 are anticipated to increase from the third quarter of 2015 on a Combined Historical Basis by a range of approximately $2.5 million to $4.5 million (to total within a range of approximately $123.0 million to $125.0 million). This increase reflects an expected increase of $5.1 million in network fees (expected to total approximately $24.9 million).

Cash Tax Payments

As previously disclosed, Gray anticipates fully utilizing its remaining NOLs by December 31, 2016. Based on our current forecasts, we anticipate that our aggregate federal and state tax payments for the third quarter of 2016 will range between $1.0 million and $3.5 million. During the six months ended June 30, 2016, the Company made aggregate federal and state estimated tax payments totaling $14.0 million. Based on our current forecasts, we anticipate that our aggregate federal and state tax payments for the entire year of 2016 will range between $16.0 million and $21.0 million.

Non-GAAP Terms

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, Operating Cash Flow as defined in Gray’s Senior Credit Agreement (“Operating Cash Flow”), Free Cash Flow and Total Leverage Ratio, Net of All Cash. These non-GAAP amounts are used by us to approximate the amount used to calculate key financial performance covenants contained in our debt agreements and are used with our GAAP data to evaluate our results and liquidity. These non-GAAP amounts may be provided on an As-Reported Basis as well as a Combined Historical Basis.

We define Broadcast Cash Flow as net income plus loss from early extinguishment of debt, corporate and administrative expenses, broadcast non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

We define Broadcast Cash Flow Less Cash Corporate Expenses as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

We define Operating Cash Flow as Combined Historical Basis net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense and pension expenses less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue and cash contributions to pension plans.

We define Free Cash Flow as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, amortization of deferred financing costs, any income tax expense, non-cash 401(k) expense and pension expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue, contributions to pension plans, amortization of original issue discount on our debt, capital expenditures (net of any insurance proceeds) and the payment of income taxes (net of any refunds received).

Our Total Leverage Ratio, Net of All Cash is calculated as our Operating Cash Flow for the preceding eight quarters, divided by two, which is then divided by our long term debt, excluding net premiums and net deferred financing costs, but including any other debt, net of all cash.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Reconciliation on As-Reported Basis – Quarter

Reconciliation of net income to the non-GAAP terms, in thousands

	Three Months Ended June 30,
	2016	2015	2014

Net income	$17,662	$12,110	$1,591
Depreciation	11,617	8,754	6,986
Amortization of intangible assets	4,242	2,731	1,179
Non-cash stock based compensation	1,272	1,009	980
Loss on disposals of assets, net	1,228	332	48
Miscellaneous income, net	(141)	(67)	(3)
Interest expense	24,269	18,587	15,825
Loss from early extinguishment of debt	-	-	4,897
Income tax expense	11,897	8,128	876
Amortization of program broadcast rights	4,813	3,553	3,005
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	7	7	6
Network compensation revenue recognized	-	-	(113)
Payments for program broadcast rights	(5,153)	(3,553)	(3,869)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	7,554	5,653	9,122
Broadcast Cash Flow	79,267	57,244	40,530
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	(7,554)	(5,653)	(9,122)
Broadcast Cash Flow Less Cash Corporate Expenses	71,713	51,591	31,408
Pension expense	40	1,789	1,519
Contributions to pension plans	(1,113)	(1,433)	(1,755)
Interest expense	(24,269)	(18,587)	(15,825)
Amortization of deferred financing costs	1,196	798	702
Amortization of net original issue premium on 7 1/2% senior notes due 2020	(216)	(216)	(216)
Purchase of property and equipment	(7,544)	(5,547)	(6,654)
Income taxes paid, net of refunds	(13,879)	(1,007)	(298)
Free Cash Flow	$25,928	$27,388	$8,881

Reconciliation on As-Reported Basis – Year to Date

Reconciliation of net income to the non-GAAP terms, in thousands

	Six Months Ended June 30,
	2016	2015	2014

Net income	$26,652	$17,705	$2,868
Depreciation	22,743	17,552	13,370
Amortization of intangible assets	8,130	5,502	1,468
Non-cash stock based compensation	2,556	2,002	3,051
Loss (gain) on disposals of assets, net	(420)	314	379
Miscellaneous income, net	(710)	(74)	(3)
Interest expense	45,544	37,117	31,099
Loss from early extinguishment of debt	-	-	4,897
Income tax expense	18,312	12,068	1,735
Amortization of program broadcast rights	9,209	7,160	5,918
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	14	13	12
Network compensation revenue recognized	-	-	(221)
Payments for program broadcast rights	(9,130)	(7,141)	(7,692)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	22,264	11,750	14,268
Broadcast Cash Flow	145,164	103,968	71,149
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	(22,264)	(11,750)	(14,268)
Broadcast Cash Flow Less Cash Corporate Expenses	122,900	92,218	56,881
Pension expense	80	4,190	3,092
Contributions to pension plans	(1,633)	(1,433)	(2,717)
Interest expense	(45,544)	(37,117)	(31,099)
Amortization of deferred financing costs	2,267	1,597	1,394
Amortization of net original issue premium on 7 1/2% senior notes due 2020	(432)	(432)	(432)
Purchase of property and equipment	(13,475)	(8,396)	(10,456)
Income taxes paid, net of refunds	(14,019)	(1,248)	(329)
Free Cash Flow	$50,144	$49,379	$16,334

Reconciliation on Combined Historical Basis – Quarter

Reconciliation of net income to the non-GAAP terms, in thousands

	Three Months Ended
	June 30,
	2016	2015	2014

Net income	$18,108	$17,065	$18,003
Depreciation	11,652	11,186	11,052
Amortization of intangible assets	4,251	4,326	2,987
Non-cash stock-based compensation	1,272	1,009	980
Loss (gain) on disposals of assets, net	1,228	491	(19)
Miscellaneous income, net	(145)	(141)	(19)
Interest expense	24,314	23,476	21,437
Loss from early extinguishment of debt	-	-	4,897
Income tax expense	11,874	7,434	1,371
Amortization of program broadcast rights	4,813	3,553	3,077
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	8	7	6
Network compensation revenue recognized	-	-	(113)
Payments for program broadcast rights	(5,153)	(3,553)	(3,899)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	7,556	5,653	9,122
Other	268	6,525	7,136
Broadcast Cash Flow	80,046	77,031	76,018
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(7,556)	(5,653)	(9,122)
Broadcast Cash Flow Less Cash Corporate Expenses	72,490	71,378	66,896
Pension expense	40	1,789	1,519
Contributions to pension plans	(1,113)	(1,433)	(1,755)
Other	510	-	5,195
Operating Cash Flow as defined in Senior Credit Agreement	71,927	71,734	71,855
Interest expense	(24,314)	(23,476)	(21,437)
Amortization of deferred financing costs	1,196	798	702
Amortization of net original issue premium on 7 1/2% senior notes due 2020	(216)	(216)	(216)
Purchase of property and equipment	(7,544)	(6,250)	(8,750)
Income taxes paid, net of refunds	(12,769)	(1,250)	(1,250)
Free Cash Flow	$28,280	$41,340	$40,904

Reconciliation on Combined Historical Basis – Year to Date

Reconciliation of net income to the non-GAAP terms, in thousands

	Six Months Ended
	June 30,
	2016	2015	2014

Net income	$24,922	$24,159	$29,030
Depreciation	23,489	22,597	21,934
Amortization of intangible assets	8,972	8,822	4,910
Non-cash stock-based compensation	2,556	2,002	3,051
(Gain) loss on disposals of assets, net	(204)	526	(32)
Miscellaneous income, net	(741)	(173)	(27)
Interest expense	47,903	46,793	44,647
Loss from early extinguishment of debt	-	-	4,897
Income tax expense	18,127	10,856	1,477
Amortization of program broadcast rights	9,209	7,160	5,990
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	14	13	12
Network compensation revenue recognized	-	-	(221)
Payments for program broadcast rights	(9,130)	(7,141)	(7,722)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	22,264	11,750	14,268
Other	2,759	13,003	11,657
Broadcast Cash Flow	150,140	140,367	133,871
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(22,264)	(11,750)	(14,268)
Broadcast Cash Flow Less Cash Corporate Expenses	127,876	128,617	119,603
Pension expense	80	4,190	3,092
Contributions to pension plans	(1,633)	(1,433)	(2,717)
Other	7,245	-	5,195
Operating Cash Flow as defined in Senior Credit Agreement	133,568	131,374	125,173
Interest expense	(47,903)	(46,793)	(44,647)
Amortization of deferred financing costs	2,267	1,597	1,394
Amortization of net original issue premium on 7 1/2% senior notes due 2020	(432)	(432)	(432)
Purchase of property and equipment	(13,475)	(12,500)	(17,500)
Income taxes paid, net of refunds	(14,019)	(2,500)	(2,500)
Free Cash Flow	$60,006	$70,746	$61,488

 Reconciliation of Total Leverage Ratio, Net of All Cash

Reconciliation of net income to the non-GAAP term, in thousands

Eight Quarters Ended
Combined Historical Basis Operating Cash Flow as defined in the Senior Credit Agreement:	June 30, 2016
Net income	$148,423
Depreciation	91,589
Amortization of intangible assets	38,151
Non-cash stock-based compensation	8,537
(Gain) loss on disposals of assets, net	1,461
Miscellaneous income, net	(1,002)
Interest expense	191,226
Loss from early extinguishment of debt	189
Income tax expense	69,125
Amortization of program broadcast rights	31,183
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	53
Network compensation revenue recognized	(235)
Payments for program broadcast rights	(31,137)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	64,890
Other	33,906
Broadcast Cash Flow	646,359
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(64,890)
Broadcast Cash Flow Less Cash Corporate Expenses	581,469
Pension expense	7,321
Contributions to pension plans	(11,107)
Other	14,714
Operating Cash Flow as defined in Senior Credit Agreement	$592,397
Operating Cash Flow as defined in Senior Credit Agreement, divided by two	$296,199

June 30, 2016
Adjusted Total Indebtedness:
Long term debt	$1,705,361
Capital leases and other debt	644
Total deferred financing costs, net	29,745
Premium on subordinated debt, net	(3,668)
Cash	(176,345)
Adjusted Total Indebtedness, Net of All Cash	$1,555,737
Total Leverage Ratio, Net of All Cash	5.25

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States. We own and/or operate television stations in 51 television markets that broadcast over 185 separate program streams, including 36 channels affiliated with CBS, 27 channels affiliated with NBC, 19 channels affiliated with ABC and 14 channels affiliated with FOX. We own the number-one or number-two ranked television station operations in 50 of those 51 markets. Our stations reach approximately 9.5 percent of total United States television households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the third quarter of 2016 or other periods, the impact of recently completed transactions, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of

August 4, 2016. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2015 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our second quarter operating results on August 4, 2016. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1 (866) 249-5224 and the confirmation code is 3173477. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 3173477 until September 3, 2016.

Gray Contacts

Web site: www.gray.tv

Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-504-9828